Exhibit 99.10

CONSENT OF TIMOTHY M. DONAHUE

Pursuant to Rule 438 of the General Rules and Regulations under the Securities Act of 1933, I, Timothy M. Donahue, hereby consent to be named as a prospective director of Sprint Nextel Corporation in Amendment No. 2 to the Registration Statement on Form S-4 of Sprint Corporation, dated May 23, 2005, and any subsequent amendments thereto.

/s/ Timothy M. Donahue

Timothy M. Donahue

Dated: May 23, 2005